As filed with the Securities and Exchange Commission on May 13, 2015
Registration No. 333-172865

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HIPCRICKET, INC.
(Exact name of registrant as specified in its charter)

Delaware	3669	20-0122076
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employee Identification No.)

110 110th Avenue, Suite 410
Bellevue, Washington 98004
(425) 452-1111
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Todd Wilson
Chief Executive Officer
Hipcricket, Inc.
110 110th Avenue, Suite 410
Bellevue, Washington 98004
(425) 452-1111
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

COPIES TO:

Faith M. Wilson
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, Washington 98101
(206) 359-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

DEREGISTRATION OF UNSOLD SECURITIES

Hipcricket, Inc. (the “Company”) is filing this Post-Effective Amendment No. 4 to its Registration Statement on Form S-1 (File No. 333-172865), originally filed on March 16, 2011, as amended, registering 3,462,215 shares of its common stock, par value $0.0001 per share (“Common Stock”), for resale by certain selling stockholders.

On January 20, 2015, the Company filed a voluntary petition for relief under the Bankruptcy Code (the “Chapter 11 Petition”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Company continues to operate its business as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.  As contemplated by the Company’s Plan of Reorganization (originally filed with the Bankruptcy Court on March 20, 2015 and as amended, modified, supplemented or reformed from time to time (the “Plan of Reorganization”)), all shares of capital stock of the Company outstanding on the effective date of the Plan of Reorganization, including shares of Common Stock, preferred stock and other direct or indirect ownership interests in the Company, and all options, warrants and other rights to acquire, sell or exchange any such securities or interests, will be cancelled, released and extinguished, and the holders of such equity interests shall not receive any distribution of property on account of such equity interests.

As a result of the Chapter 11 Petition and the contemplated Plan of Reorganization, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on May 13, 2015.

HIPCRICKET, INC.

By:	/s/ Todd Wilson
Name: Todd Wilson
Title: Executive Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 13, 2015.

Signature	Title
/s/ Todd Wilson	Executive Chairman and Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)
Todd Wilson

/s/ Michael Brochu	Director
Michael Brochu

/s/ John M. Devlin, Jr.	Director
John M. Devlin, Jr.

/s/ Donald E. Stout	Director
Donald E. Stout